                                                                    EXHIBIT 11.1

                                 XL CAPITAL LTD

                   COMPUTATION OF EARNINGS PER ORDINARY SHARE
                         AND ORDINARY SHARE EQUIVALENT
        (U.S. dollars in thousands, except share and per share amounts)

                                                                1999       1998       1997
                                                              ------------------------------
  BASIC EARNINGS PER SHARE:
  Net income................................................  $470,509   $656,330   $809,029
  Weighted average ordinary shares outstanding..............   127,601    112,034    101,708
  Basic earnings per share..................................  $   3.69   $   5.86   $   7.95
                                                              ------------------------------
  DILUTED EARNINGS PER SHARE:
  Net income................................................  $470,509   $656,333   $809,029
  Add back after-tax interest on convertible debentures.....     1,752      3,504      3,504
                                                              ------------------------------
  Adjusted net income.......................................  $472,261   $659,834   $812,533
                                                              ------------------------------
  Weighted average ordinary shares outstanding..............   127,601    112,034    101,708
  Average stock options outstanding (1).....................     1,872      2,152      1,277
  Assumed conversion of convertible debentures (2)..........       831      2,020      2,020
                                                              ------------------------------
  Weighted average ordinary shares outstanding..............   130,304    116,206    105,005
                                                              ------------------------------
  Diluted earnings per share................................  $   3.62   $   5.68   $   7.74
                                                              ------------------------------

(1) Net of shares repurchased under the treasury stock method.

(2) 1998 and 1997 reflect the assumed conversion of the NAC Re 5.25% Convertible Subordinated Debentures due 2000. The Debentures were called in June 1999 and the actual conversion is reflected in 1999.

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